UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bionano Genomics, Inc.
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BIONANO GENOMICS, INC.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

On August 28, 2020, Bionano Genomics, Inc. issued a press release related to Proposal 1 as described in the Definitive Proxy Statement (the “Proxy Statement”) for its Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on August 3, 2020. A copy of the press release is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE PRESS RELEASE INCLUDED BELOW, SHOULD BE
READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Bionano Genomics Emphasizes the Importance of Supporting the Proxy Proposal to Increase its Authorized Shares

Ahead of the Special Meeting of Stockholders to be held on August 31, 2020, Bionano CEO Erik Holmlin emphasized the potential harm to Bionano without an increase in authorized shares

SAN DIEGO, Aug. 28, 2020 (GLOBE NEWSWIRE) – Bionano Genomics, Inc. (Nasdaq: BNGO) announced today that on August 26, 2020, it commenced mailing an open letter to stockholders in support of its proposal to increase authorized shares, a copy of which is included at the end of this press release.

Erik Holmlin, PhD, CEO of Bionano commented, “We are fast approaching our stockholder meeting to be held on August 31, 2020. I want to thank the many stockholders whose input helped craft the strategy we are pursuing to increase our authorized shares without an accompanying reverse stock split. This increase in authorized shares is imperative and has been carefully considered after receiving abundant stockholder feedback. As of August 26, 2020, we had approximately 13.3 million available authorized shares, which we continue to believe is insufficient to meet our needs for future financings and strategic transactions as well as incentivize our key personnel. For this reason, and as further detailed in the enclosed letter to stockholders and the proxy statement for the special meeting, we ask that you vote ‘For’ the proposal. If you have voted against this proposal, we ask that you consider the Company’s urgent need and vote ‘For’ the proposal.”

Details of the Special Meeting of Stockholders

The special meeting of stockholders will be held virtually, via live webcast at www.virtualshareholdermeeting.com/BNGO2020, on Monday, August 31, 2020, at 10:00 a.m. Pacific Time. Stockholders of record as of July 27, 2020, may vote at the special meeting or by proxy over the telephone, through the internet or using the proxy card included in the proxy materials mailed to such stockholders. Stockholders may change their vote at any time before the final vote at the special meeting.

Details regarding voting procedures are included in the Company’s proxy statement for the special meeting, filed with the U.S. Securities Commission on August 3, 2020.

About Bionano Genomics

Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. Lineagen has been providing genetic testing services to families and their healthcare providers for over nine years and has performed over 65,000 tests for those with neurodevelopmental concerns. For more information, visit www.bionanogenomics.com or www.lineagen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the need for an increase in authorized shares of common stock from 200,000,000 shares to 400,000,000 shares and the potential negative impacts to the company if the corresponding proposal is not approved. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Letter to Stockholders

August 26, 2020

Dear Fellow Stockholder,

I am writing to ask for your support of the increase in authorized shares proposal (Proposal 1) contained in the Definitive Proxy Statement for our Special Meeting of Stockholders to be held on August 31, 2020 at 10:00 a.m. Pacific Time.  It is imperative for the future of the company that you, our stockholders, vote in favor of this proposal.

At the current level of authorized shares, Bionano Genomics is unable to confidently take the steps we feel are necessary to move the company forward in key strategic and financial areas. We believe the increase will enable us to, among other things, execute future potential equity financings, recruit and retain exceptional talent, and pursue potential strategic transactions.

I cannot emphasize enough the importance of this share increase.

Without sufficient authorized shares, we believe that we will not be able to:

•
Recruit and retain the key talent needed to advance our cause.  We were recently successful in adding certain key executives to our team, but we will require more authorized shares for equity incentives necessary for continued recruitment of top talent to fill gaps in our skill sets as we expand into different markets with different requirements for leadership.

•
Raise equity financing in the future.  Raising equity is a topic of great interest among our stockholders, and I have spoken to a great many of you about your concerns regarding the potential for equity financings to unnecessarily dilute shareholders.  We have put in place certain structures, including our recent at-the-market sales agreement with Ladenburg Thalmann, intended to allow us to raise equity financing in the future in an orderly and less dilutive fashion as compared to our recent offerings.  These structures represent the prudent financial planning that a mature and responsible company takes, but cannot be implemented if we have insufficient authorized shares.  To be clear, if we cannot raise additional equity financing when needed, we believe the company will be severely impacted in a negative manner.

•
Act strategically in executing equity-based transactions that would accelerate our progress toward achieving our goal of making the Saphyr System and Bionano data cornerstones of genome analysis throughout the research and diagnostics markets.  We recently consummated one such transaction through our agreement to acquire Lineagen, Inc., which is expected to add several products and a host of critical skills to our company that would otherwise require a substantial amount of time and resources to develop internally.  Having sufficient authorized shares available to pursue these opportunities is of utmost importance.

Therefore, I would again like to ask that you please support Proposal 1 as described in the Proxy Statement, which is for an increase in authorized shares without any reverse split component. We believe that doing so will give Bionano a much better chance of succeeding in its core mission.

Thank you.

Sincerely,

Erik Holmlin
President and CEO
Bionano Genomics, Inc.

CONTACTS

Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Darren Opland, PhD
+1 (617) 733-7668
darren@lifescicomms.com